Exhibit 10(gg)-6

AMENDMENT NO. 5
TO
PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and
WHEREAS, the Plan was amended and restated effective July 1, 2003, and subsequently amended by Amendment No. 1, 2, 3 and 4; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
I.	Effective January 1, 2012, the following sections of Articles 2 and 3 are amended to read as follows:

ARTICLE II        DEFINITIONS

2.	Definitions.
The following terms shall have the same definitions as they are given in the PPL Retirement Plan:
(a)	Actuarial Equivalent.
(b)	Affiliated Company or Affiliated Companies.
(c)	Board of Directors (herein referred to as "Board").
(d)	PPL.
The following terms shall have the following definitions under this PPL Supplemental Executive Retirement Plan:
(e)	"Benefit" means the Benefit payable under this Plan calculated under Article 4.
(f)	"Cause" for Participant's Termination of Employment by PPL or an Affiliated Company means
(1)	If a "Change in Control," as defined below, has occurred,
(A)
the willful and continued failure by Participant to substantially perform Participant's duties with PPL or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness or, if applicable, any such actual or anticipated failure after the issuance of any “Notice of Termination for Good Reason” by the Participant pursuant to any severance agreement between Participant and PPL or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or

(B)	the willful engaging by Participant in conduct which is demonstrably and materially injurious to PPL or an Affiliated Company, monetarily or otherwise.
(C)
For purposes of Subsections (A) and (B) of this definition, (A) no act, or failure to act, on Participant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of PPL or the Affiliated Company, and (B) in the event of a dispute concerning the application of this provision, no claim by PPL or an Affiliated Company that Cause exists shall be given effect unless PPL or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.

(2)	If a "Change in Control," as defined below, has not occurred, "Cause" means:
(i)	Participant’s engagement is misconduct which is materially injurious to PPL or an Affiliated Company,
(ii)	Participant’s insubordination after clear and lawful direction,
(iii)	Participant’s commission of a felony in the performance of duties to PPL or an Affiliated Company,
(iv)	Participant’s commission of an act or acts constituting any fraud against or embezzlement from PPL or an Affiliated Company,
(v)	Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and PPL or an Affiliated Company, or
(vi)
Participant’s employment with a competitor while employed by PPL or an Affiliated Company.  The determination of the existence of Cause shall be made by the Board in good faith, which determination shall be conclusive for the purpose of this Plan.

(g)	“Change in Control” shall mean the occurrence of any of the following events:
(i)
any Person or Group is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) directly or indirectly of more than 30% of the total voting power of the voting stock of PPL Corporation (or any entity which controls PPL Corporation) within a 12-month period, including by way of merger, consolidation, tender or exchange offer, or otherwise;

(ii)
a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving PPL Corporation, unless securities representing 70% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of PPL Corporation or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of PPL Corporation immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;

(iii)	the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of PPL Corporation to any Person or Group; or
(iv)
during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of PPL Corporation was approved by a vote of a majority of the directors of PPL Corporation, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(h)	"CLC" shall mean the Corporate Leadership Council of PPL Corporation.
(i)	"Early Retirement Reduction Factor" means the percentage that appears adjacent to the Participant’s age below determined under the appropriate column.
(1)	Column (1) shall apply to any Retiree.
(2)	Column (2) shall apply to any Terminated Vested Participant.

Percentage of Benefit Received
	(1)	(2)
	Age When
Benefits		Terminated
Start	Retiree	Vested

60	100	100
59	95	90
58	90	80
57	85	70
56	80	60
55	75	50
54	70	N/A
53	65	N/A
52	60	N/A
51	55	N/A
50	50	N/A
49 or younger	N/A	N/A

(j)
“Good Reason” shall mean “Good Reason” or such similar concept as defined in any employment, severance, or similar agreement then in effect between the Participant and any of PPL or an Affiliated Company, or, if no such agreement containing a definition of “Good Reason” is then in effect or if such term is not defined therein, “Good Reason” shall mean without the Participant’s consent, (i) a change caused by PPL or an Affiliated Company in the Participant’s duties and responsibilities which is materially inconsistent with the Participant’s position at the applicable entity that is a member of the Affiliated Companies, (ii) a material reduction in the Participant’s annual base salary, annual incentive compensation opportunity or other employee benefits (excluding any such reduction that is part of a plan to reduce annual base salaries, annual incentive compensation opportunities or other employee benefits of comparably situated employees of any entity that is a member of the Affiliated Companies generally), or (iii) a relocation of the Participant’s current principle place of employment; provided that, notwithstanding anything to the contrary in the foregoing, the Participant shall only have “Good Reason” to terminate employment following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Participant specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred.

(k)	"Participant" means

(1)    any elected officer or other key employee of PPL or of a Participating Company who is hired prior to January 1, 2012, is designated as eligible in a resolution adopted by the board of directors of such Participating Company, and is approved for participation in this Plan by the CLC.

(2)    any individual formerly described in Paragraph (1) who has not yet had a Termination of Employment, or any individual formerly described in Paragraph (1) who has had a Termination of Employment and is entitled to receive benefits under Article 3 of this Plan.  All Participants of this Plan are listed in Appendix A.

(l)
“Participating Company” means PPL Services Corporation, PPL Electric Utilities Corporation (prior to February 14, 2000, PP&L, Inc.), PPL EnergyPlus, LLC (prior to February 14, 2000, PP&L EnergyPlus Co., LLC), PPL Global, LLC, PPL Montana, LLC and each other Affiliated Company that is designated by the CLC to adopt this Plan by action of its board of directors or managers.

(m)	"Plan" means this Supplemental Executive Retirement Plan, as amended from time to time.
(n)	“PPL Corporation” means PPL Corporation (prior to February 14, 2000, PP&L Resources, Inc.).
(o)	“Retiree” means a Participant who has a Termination of Employment after:
(1) attaining age 55 and completing at least 10 Years of Service, or
(2) attaining age 60.
(p)	"Retirement Plan" means the PPL Retirement Plan, as amended from time to time.
(q)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
(r)	"Supplemental Final Average Earnings" means the following:
(1)
Supplemental Final Average Earnings means twelve times the average of a Participant’s “compensation” as defined in Paragraphs (A) through (B) below, from PPL and/or an Affiliated Company, for the 60 highest full months in the final 120 (or fewer) full consecutive months during which he is employed by PPL and/or an Affiliated Company.  For this purpose, non-consecutive months interrupted by periods in which the Participant receives no “compensation” shall be treated as consecutive.  For purposes of this Section, “compensation” shall include the following:

(A)
the Participant’s base salary from PPL and/or any Affiliated Company prior to any deferrals to the Officers Deferred Compensation Plan or any other nonqualified deferred compensation plan of an Affiliated Company or any Internal Revenue Code section 401(k) plan by which Participant is covered, plus

(B)
the value of any cash grants attributable to any month used in the average, awarded to Participant pursuant to the executive incentive awards program initially approved by the Board on October 25, 1989 or any similar program maintained by an Affiliated Company.  For the final calendar year of employment, "Compensation" shall include an amount equal to the value of any cash grant that would have been paid for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated by multiplying by a fraction equal to the number of full calendar months of service completed divided by 12.

(2)
For the purposes of determining the Participant’s “compensation” under Subsection (1) of this definition, the CLC will determine the amount of any cash grant awarded to the Participant under any incentive awards program, and prorate such amount over the year for which the award was granted.

Notwithstanding the foregoing, if a Participant transfers from a Participating Company to an Affiliated Company that is not a Participating Company after becoming a Participant, earnings with the Affiliated Company after the date of such transfer (or for the duration of each such transfer if the Participant transfers more than once) shall not count in the Participant’s Supplemental Final Average Earnings.

(s)	“Terminated Vested Participant” means a Participant:
(1)	who has a Termination of Employment after attaining age 50 but not age 55, and completing at least 10 Years of Service.
(t)	“Termination of Employment” means the Participant’s separation from service (as such term is defined in Section 409A) from PPL and all Affiliated Companies.
(u)
“Years of Service" means the number of full and partial years used to calculate Participant's accrued benefit under the Retirement Plan, or which would be used to calculate an accrued benefit if the Participant were eligible to participate in the Retirement Plan but (1) excluding years prior to Participant's attainment of age 30, and (2) including service with any Affiliated Company prior to the Participant’s most recently becoming a Participant eligible under this Plan, provided such service would otherwise be counted under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (3) including Supplemental Years of Service granted to the Participant as set forth in Appendix A.  In the event of a "Change in Control," and a Termination of Employment by PPL or an Affiliated Company not for Cause, or a Termination of Employment for Good Reason, all Supplemental Years of Service granted to the Participant as set forth in Appendix A shall become Years of Service and Years of Vesting Service under the Plan, on a pro rata basis, as follows:

(1)    For Supplemental Years of Service requiring a specified number of Years of Service, by multiplying the maximum number of Supplemental Years of Service by actual Years of Service divided by the specified number of Years of Service otherwise required.

(2)    For Supplemental Years of Service requiring attainment of a specified age, by multiplying the maximum number of Supplemental Years of Service by actual Years of Service divided by the number of Years of Service that would have been attained if the Participant worked to the specified age.

(v)
"Year(s) of Vesting Service" means (1) the number of full years used to calculate Participant's vested interest in his accrued benefit under the Retirement Plan, or which would be used if eligible under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company, and (2) the number of Supplemental Years of Service, if any, that may have been granted to the Participant, as set forth in Appendix A.  In the event of a "Change in Control," and a Termination of Employment by PPL or an Affiliated Company not for Cause, or a Termination of Employment for Good Reason, all Supplemental Years of Service granted to the Participant as set forth in Appendix A shall become Years of Service and Years of Vesting Service under the Plan, on a pro rata basis, as follows:

(1)    For Supplemental Years of Service requiring a specified number of Years of Service, by multiplying the maximum number of Supplemental Years of Service by actual Years of Vesting Service divided by the specified number of Years of Service otherwise required.

(2)    For Supplemental Years of Service requiring attainment of a specified age, by multiplying the maximum number of Supplemental Years of Service by actual Years of Vesting Service divided by the number of Years of Vesting Service that would have been attained if the Participant worked to the specified age.

ARTICLE III
BENEFIT ELIGIBILITY

3.	Benefit Eligibility.
(c)
Notwithstanding Section 3(a), in the event of a "Change in Control," all Participants who have a Termination of Employment by PPL or an Affiliated Company not for Cause, or who have a Termination of Employment for Good Reason, shall be eligible for a Benefit.

II.	Except as provided for in this Amendment No. 5, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 5 is executed this ____ day of __________________, 2012.

PPL SERVICES CORPORATION

By:______________________________
James E. Abel
Senior Vice President - Finance
and Treasurer